IMMEDIATE RELEASE

Evans Bancorp Third Quarter Earnings Increase 71%

HAMBURG, NY, October 28, 2009 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NASDAQ: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2009.

HIGHLIGHTS OF THE 2009 THIRD QUARTER

•	Net interest income increased 16.2% on core loan growth and reduced interest expense compared with last years third quarter.

•	Results include $0.7 million pre-tax, or $0.4 million ($0.15 per diluted share) after tax, bargain purchase gain from the FDIC-assisted purchase of certain assets and assumption of certain liabilities of Waterford Village Bank (“WVB”) in Clarence, NY.

•	Excluding loans acquired from the acquisition, the Company had annualized organic core loan growth of 19.5%.

•	National lease portfolio reclassified to held-for-investment: Offers to purchase were not sufficient based on estimated portfolio value. Company will service the $36.2 million portfolio to maturity.

•	Return on average equity was 22.45% for the third quarter of fiscal 2009, compared with 12.32% in last year’s third quarter.

The Company had net income of $2.4 million, or $0.87 per diluted share, in the third quarter of 2009, a 70.9% increase over net income of $1.4 million, or $0.52 per diluted share, in the third quarter of 2008. The significant increase in net income was largely a result of a $0.8 million, or 16.2%, increase in net interest income and a $0.7 million bargain purchase gain on the WVB acquisition.

For the nine months ended September 30, 2009, Evans recorded a net loss of ($0.7) million, or ($0.24) per diluted share, compared with net income of $4.4 million, or $1.60 per diluted share, in the same period in 2008. The return on average equity was (1.98%) for the nine-month period ended September 30, 2009, compared with 13.03% in the same period in 2008.

David J. Nasca, President and CEO of Evans Bancorp, stated, “We believe our impressive third quarter results reflect the strategic focus on our core businesses and our effective pursuit of increased market share in Western New York. We had significant organic loan and deposit growth while successfully integrating the Waterford Village Bank into our operations. Although the economy remains weak, it appears to have stabilized, and the Western New York market has held up relatively well throughout this period when compared with the rest of the country. Nevertheless, we remain cautious and continue to focus on maintaining our high credit standards and well capitalized position as we pursue growth opportunities.”

At September 30, 2009, the Company’s direct finance national lease portfolio was re-classified to held-for-investment from held-for-sale at June 30, 2009. The Company received several offers from potential buyers of the portfolio; however, management concluded that none of the offers represented the realizable value for the portfolio. Consequently, management has elected to continue to service the portfolio until its full maturity. The average remaining life of the leases in the portfolio is approximately 18 months and the latest maturity date is in 2014.

Mr. Nasca continued, “After having evaluated several offers, we chose not to sell our national lease portfolio as we believe the realizable value of the portfolio is greater than we were offered and we can produce better value for our shareholders by simply servicing the portfolio to maturity.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater visibility of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities and the non-cash impairment and amortization of acquisition-related goodwill and intangible assets and bargain purchase gain. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. See the reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share in the following table. 1

Reconciliation of GAAP Net Income (Loss) to Net Operating Income (Loss) (non-GAAP)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share)	2009	2008	2009	2008
GAAP Net Income (Loss)	$2,436	$1,425	($664)	$4,403
Gain on sale and call of securities [1]	(6)	-	(10)	(4)
Goodwill impairment charge [1]	-	-	1,210	—
Amortization of intangibles [1]	135	104	408	306
Gain on bargain purchase [1]	(409)	-	(409)	—

Net operating income [2]	$2,156	$1,529	$535	$4,705

GAAP diluted earnings (loss) per share	$0.87	$0.52	($0.24)	$1.60
Gain on sale and call of securities [1]	-	-	-	—
Goodwill impairment charge [1]	-	-	0.43	—
Amortization of intangibles [1]	0.05	0.03	0.15	0.11
Gain on bargain purchase [1]	(0.15)	-	(0.15)	—

Diluted net operating earnings per share [2]	$0.77	$0.55	$0.19	$1.71

1 After any tax-related effect

2 Non-GAAP measure

Net operating income (non-GAAP) for the third quarter of 2009 was $2.2 million, or $0.77 per diluted share, up from $1.5 million, or $0.55 per diluted share in the third quarter of last year. The growth in net operating income (non-GAAP) reflects the Company’s success at capturing greater market share in Western New York both organically and through acquisition and the advantages gained from an improved interest rate environment.

Net Interest Income
Net interest income increased to $6.0 million during the third quarter of 2009, an increase of 16.2% from $5.1 million in the third quarter of 2008, and an 11.7% increase over second quarter 2009 of $5.35 million. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. Also contributing to the increase was the acquisition of the loans and deposits of WVB in July 2009. The core loan portfolio is defined as total loans and leases less direct financing leases. Core loans were $442.8 million at September 30, 2009, an increase of 15.4% from $383.8 million at June 30, 2009 and an increase of 34.6% from $328.9 million at September 30, 2008. Excluding the $40.3 million in loans at September 30, 2009 that were acquired from WVB, quarterly organic loan growth from the trailing second quarter was 19.5% on an annualized basis. The Company continued to experience strong growth in commercial real estate balances and residential mortgage originations.

The national direct financing lease portfolio declined $4.7 million during the third quarter to $36.2 million at September 30, 2009 as the Company ceased lease originations in the second quarter of 2009. As previously mentioned, during the third quarter of 2009 Evans ceased its marketing efforts to sell the portfolio and intends to service the portfolio until maturity. The national lease portfolio currently comprises 7.6% of the total loans and leases portfolio.

Total deposits were $502.8 million at September 30, 2009, an increase of 11.4% from $451.3 million at June 30, 2009 and 24.6% from $403.5 million a year earlier. Excluding the $49.1 million in deposits at September 30, 2009 that were acquired from WVB, total deposits were up 0.5% from June 30, 2009, and 12.4% from September 30, 2008. Most of the Company’s organic deposit growth was in its premium money market savings product which has been a well-received product since its introduction. Regular savings deposits overall increased $18.3 million during the third quarter excluding WVB deposits. While demand deposits decreased from June 30, 2009 to September 30, 2009, average demand deposits in the third quarter were $87.3 million, or 2.3% higher than average demand deposits of $85.3 million in the second quarter of 2009 and 10.3% higher than the third quarter of 2008 average balance. Average demand deposit growth is generally a better long-term measure of growth than spot balance increases due to the transactional nature of the product. The savings and demand deposit growth has been offset by a decline in time deposits (excluding WVB time deposits). Time deposits increased from $128.2 million at June 30, 2009 and $146.5 million at September 30, 2008 to $155.2 million at September 30, 2009 because of $38.2 million time deposits acquired from WVB. Excluding time deposits acquired from WVB, time deposits would have decreased during the quarter and over the past year as customers have been generally reluctant to tie up their money for longer terms at low rates. Customers’ general preference to remain liquid in a low interest rate environment and uncertain economy is also reflected in the continued growth of liquid savings deposits.

The Company’s net interest margin continued to perform well at 4.43% in the third quarter of 2009, up from 4.25% in the second quarter of 2009. The Company’s net interest margin for the third quarter of 2009 decreased from 4.67% last year’s third quarter. The increased margin from the second quarter of 2009 was a result of Evans continuing to improve pricing on its deposits while maintaining rates on its loan portfolio. The yield curve remains steep, albeit at low levels, and with the movement from time deposits to liquid savings deposits mentioned above, the change in the funding mix has also contributed to the decrease in the overall rate paid on interest-bearing liabilities. The decrease in net interest margin from the previous year’s third quarter was due to the decline in the contribution of interest-free funds from 0.53% to 0.28%. The decrease in stockholders’ equity as a percentage of assets accounts for most of this decrease. While assets have continued to grow strongly, equity has declined over the past 12 months as a result of operating losses and dividends paid.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases decreased to 0.13% for the third quarter of 2009 compared with 7.48% in the second quarter of 2009 and 0.59% for the 2008 third quarter. This decrease in net charge-offs was primarily related to the classification of the direct finance national lease portfolio as held-for-sale on the balance sheet as of June 30, 2009, resulting in its being marked down to its market value. This mark-to-market adjustment and actual charge-offs amounted to $7.7 million in the second quarter. The mark-to-market discount at June 30, 2009 remains appropriate so leases were valued at their principal value, net of the $7.1 million mark-to-market adjustment. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. During the third quarter, management deemed $1.4 million in leases as uncollectible, so the leases are reported at $36.2 million, which is the principal balance of $41.9 million, net of the remaining mark of $5.7 million.

The ratio of non-performing loans and leases to total loans and leases increased to 2.07% at September 30, 2009, from 1.14% at June 30, 2009 and 0.20% at the end of last year’s third quarter. $3.7 million of the $5.0 million increase in non-performing loans and leases from June 30, 2009 was a result of an increase in loans 90 days past due and still accruing. Management considers these loans well secured and in the process of collection, and still believes that the Company will collect full principal and interest as contracted.

Management did not need to provision any further for the leasing portfolio in the third quarter as management believes that the difference between the lease principal value and the book value adequately covers inherent losses. Therefore, the provision for loan and lease losses of $0.6 million at September 30, 2009 was sharply lower than it has been the past 3 quarters when there were significant provisions for lease losses recorded. The provision for loan and lease losses of $0.6 million was still higher than last year’s third quarter due to appropriate reflection of the economic environment compared to 2008.

The allowance for loan and lease losses to total loans and leases ratio was 1.27% at September 30, 2009, compared with 1.31% at June 30, 2009, and 1.32% at September 30, 2008. The decrease in the ratio from June 30, 2009 was a result of the WVB acquisition. Under GAAP, the acquired loans were recorded at fair value and are therefore not allocated a reserve for inherent losses at the acquisition date because those assumptions are already built into the fair value calculation. When comparing to the ratio at September 30, 2008, another reason for the lower ratio is that since the leases were marked to their market value at June 30, 2009 and that market value already considers the possibility of inherent losses, there is no allowance for lease losses for that portfolio at September 30, 2009. Excluding loans acquired from WVB and leases, the ratio was 1.51% at September 30, 2009, compared with 1.45% at June 30, 2009, and 1.04% at September 30, 2008.

Gary Kajtoch, Senior Vice President and CFO of Evans Bank noted, “We have been able to maintain our high standards for credit quality while at the same time measurably expanding our loan portfolio. We believe our strategy to focus on building customer relationships in our defined market area, knowing and understanding their interests, needs and challenges while carefully monitoring the economic landscape, enables us to capture credits where larger banks cannot effectively devote the resources. As such, we are comfortable continuing to lend in our market and believe we have a solid balance sheet with improving financial flexibility.”

Non-Interest Income

Non-interest income, which represented 39.1% of total revenue compared with 36.2% in last year’s third quarter, increased 31.4%, or $0.9 million, from last year’s third quarter to $3.8 million in the third quarter of 2009. The increase was primarily a result of the bargain purchase gain of $0.7 million from the WVb acquisition. The FDIC paid the Company $0.8 million to acquire certain assets and assume the liabilities of WVB. In accordance with GAAP, the Company recorded the assets and liabilities at fair value, which netted to a reduction to the value of the net assets acquired of $0.1 million. The remaining $0.7 million is recorded as a gain on bargain purchase.

Insurance service and fee income of $1.8 million for the third quarter of 2009 remained flat when compared to last year’s third quarter as pricing remains difficult in a soft insurance market. The increase in other non-interest income of $0.2 million was mostly due to revenue generated by Suchak Data Systems, Inc. (“SDS”). SDS is a data processing company acquired by the Company in December 2008 after serving as the Company’s outsourced data center for over 20 years.

Non-Interest Expense

Total non-interest expense was $5.8 million for the third quarter of 2009, an increase of 10.3% from
$5.3 million in the third quarter of 2008. The largest component of the increase in total non-interest expenses from last year’s second quarter was in salaries and employee benefits, which increased $0.3 million over the third quarter of 2008, or 9.4%, to $3.2 million for the third quarter of 2009 . Salaries and benefits were higher because of the addition of new employees from the acquisitions of SDS and WVB. In addition, professional services expenses increased $0.1 million, or 56.0%, from last year’s third quarter due to expenses incurred in connection with the WVB transaction and the proposed leasing sale. FDIC insurance expenses increased from $60 thousand in last year’s third quarter to $170 thousand in the third quarter of 2009 as the FDIC has increased premiums to shore up the deposit insurance fund.

The Company’s efficiency ratio for the third quarter of 2009 decreased to 56.95% from 67.27% in the second quarter of 2009 and 63.15% in the third quarter of 2008. Goodwill impairment and amortization are excluded from the efficiency ratio calculation. The improvement in the efficiency ratio is a result of revenue, notably net interest income and the bargain purchase gain, increasing at a greater rate than expenses.

Income tax expense for the quarter ended September 30, 2009 was $0.93 million, reflecting an effective tax rate of 27.7%. The effective tax rate for the third quarter of last year was 35.6%. The decrease in the effective tax rate is largely due to an increase in tax-exempt income, such as interest earned on municipal bonds, and increases in value of bank-owned life insurance.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard of 5.00% with a Tier 1 leverage ratio of 7.81% at September 30, 2009. Average equity as a percentage of average assets was 7.30% in the three months ended September 30, 2009, compared with 8.02% in the three months ended June 30, 2009, and 9.39% in the three months ended September 30, 2008. The decrease was the result of strong growth in core earning assets over the last 12 months as well as the net loss incurred in 2009. Book value per share was $16.09 at September 30, 2009, compared with $15.08 at June 30, 2009 reflecting the strong earnings realized in the 2009 third quarter. Tangible book value per share as September 30, 2009 was $12.38, up 9.6% from the end of the trailing second quarter and up 3.2% from the same time last year.

Mr. Kajtoch added, “Our objective is to be able to continue to fund the growth opportunities that we see while maintaining our high capital ratios. With that in mind, we took prudent action in the quarter and reduced our cash dividend to retain equity to support our asset growth. We will continue to evaluate economic conditions, improving earnings, and growth prospects and be flexible in our approach to ensure we do not impede our ability to grow while maintaining our capital ratio standards and providing our shareholders value for their investment.”

Market Share Expansion and Acquisition Focus

Mr. Nasca concluded, “We have proven through the successful integration of WVB and our growth in a weak economy that we have the staff and skill sets to continue to pursue other acquisition opportunities and capture market share where our community banking capabilities are valued. Although we think there are few opportunities remaining for acquisitions in the Western New York market, we continue to investigate bank and branch opportunities that would enhance our position in this market. Additionally, we are not adverse to broadening our footprint. In the meantime, we see potential for a small number of new branches in the area from which we can reach more customers that are looking for the relationship, attention, and quality products and services that Evans can provide as a community bank.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $614 million in assets and $503 million in deposits at September 30, 2009. The bank has 13 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc. provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, Inc. a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA – (Unaudited)
(in thousands except shares and per share data)

	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

ASSETS
Investment Securities	$83,799	$79,833	$93,179	$75,755	$64,171
Loans	442,849	383,837	363,366	349,074	328,889
Leases	36,218	40,920	55,434	58,639	55,629
Allowance for loan and lease losses	(6,063)	(5,579)	(7,779)	(6,087)	(5,091)
Goodwill and intangible assets	10,363	10,585	10,801	12,946	12,488
All other assets	46,391	43,227	41,458	38,647	46,676
Total assets	613,557	552,823	556,459	528,974	502,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$83,196	$87,842	$80,315	$75,959	$78,473
NOW deposits	11,349	11,939	9,471	10,775	12,635
Regular savings deposits	219,309	191,645	183,378	154,283	141,676
Muni-vest deposits	33,727	31,592	45,797	26,477	24,198
Time deposits	155,184	128,235	141,065	136,459	146,534
Total deposits	502,765	451,253	460,026	403,953	403,516
Borrowings	54,574	49,494	39,582	66,512	40,603
Other liabilities	11,249	9,917	13,097	12,590	13,096
Total stockholders’ equity	44,969	42,159	43,754	45,919	45,547

SHARES AND CAPITAL RATIOS
Common shares outstanding	2,795,198	2,795,198	2,769,788	2,771,788	2,755,274
Treasury shares	—	—	2,000	—	4,426
Book value per share *	16.09	15.08	15.80	16.57	16.53
Tangible book value per share*	12.38	11.30	11.90	11.90	12.00
Tier 1 leverage ratio	7.81%	7.89%	8.47%	9.02%	9.26%
Tier 1 risk-based capital ratio	9.71%	9.66%	10.13%	10.57%	11.19%
Total risk-based capital ratio	10.96%	10.91%	11.39%	11.82%	12.44%

ASSET QUALITY DATA
Non-performing loans	$7,080	$2,707	$2,501	$2,788	$343
Non-performing leases	2,818	2,146	1,592	791	439
Total non-performing loans and leases	9,898	4,853	4,093	3,579	782
Net loan charge-offs (recoveries)	150	176	9	(1)	1
Net lease charge-offs	—	7,659	1,613	699	549
Total net loan and lease charge-offs	150	7,835	1,622	698	550

Non-performing loans/Total loans and leases	1.48%	0.64%	0.60%	0.68%	0.09%
Non-performing leases/Total loans and leases	0.59%	0.50%	0.38%	0.20%	0.11%
Non-performing loans and leases/Total loans and leases	2.07%	1.14%	0.98%	0.88%	0.20%
Net loan charge-offs/Average loans and leases	0.13%	0.17%	0.00%	0.00%	0.00%
Net lease charge-offs/Average loans and leases	0.00%	7.31%	1.59%	0.71%	0.59%
Net loan and lease charge-offs/Average loans and leases	0.13%	7.48%	1.59%	0.71%	0.59%

* Non- GAAP measure

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA
(Unaudited)
(in thousands except shares and per share data)

	2009	2009	2009	2008	2008
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest income	$7,924	$7,467	$7,426	$7,471	$7,634
Interest expense	1,956	2,122	2,212	2,524	2,500
Net interest income	5,968	5,345	5,214	4,947	5,134
Provision for loan and lease losses	634	5,635	3,314	1,695	582
Net interest income (loss) after provision	5,334	(290)	1,900	3,252	4,552

Deposit service charges	562	563	560	588	597
Insurance service and fee revenue	1,750	1,623	2,325	1,361	1,756
Premium on loans sold	13	25	29	18	2
Bank-owned life insurance	111	135	220	(29)	31
Gain on bargain purchase	671	—	—	—	—
Other income	712	1,034	760	481	529
Total non-interest income	3,829	3,380	3,894	2,419	2,915

Salaries and employee benefits	3,216	3,138	3,302	2,570	2,940
Occupancy	687	658	719	706	631
Repairs and maintenance	153	158	191	132	162
Advertising and public relations	133	151	81	163	125
Professional services	379	342	325	315	243
Technology and communications	173	225	174	302	305
Goodwill impairment	—	—	1,984	—	—
Amortization of intangibles	222	223	224	183	171
FDIC insurance	167	320	63	57	56
Other expenses	666	873	619	628	621
Total non-interest expenses	5,796	6,088	7,682	5,056	5,254

Income (Loss) before income taxes	3,367	(2,998)	(1,888)	615	2,213
Income tax provision (benefit)	931	(1,145)	(641)	110	788
Net income (loss)	$2,436	($1,853)	($1,247)	$505	$1,425

PER SHARE DATA
Net income (loss) per common share-diluted	$0.87	($0.67)	($0.45)	$0.18	$0.52
Cash dividends per common share	$0.20	—	$0.41	—	$0.41
Weighted average number of diluted shares	2,805,493	2,785,803	2,770,683	2,767,136	2,757,972

PERFORMANCE RATIOS
Return on average total assets	1.64%	-1.34%	-0.93%	0.40%	1.16%
Return on average stockholders’ equity	22.45%	-16.60%	-10.81%	4.37%	12.32%
Efficiency ratio	56.95%	67.27%	60.30%	66.18%	63.15%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)
(in thousands)

	2009	2009	2009	2008	2008
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$455,509	$418,952	$406,945	$390,670	$370,349
Investment securities	82,313	83,480	76,011	65,902	66,017
Interest bearing deposits at banks	1,623	1,104	602	1,685	3,086
Total interest-earning assets	539,445	503,536	483,558	458,257	439,452
Non interest-earning assets	55,337	53,550	54,102	51,819	53,369
Total Assets	594,782	557,086	537,660	510,076	492,821

NOW	$9,588	$10,940	$12,249	$10,376	$13,669
Regular savings	209,406	186,467	167,769	146,184	126,324
Muni-Vest savings	31,908	38,976	30,113	24,216	20,742
Time deposits	149,354	136,110	136,954	143,794	150,496
Total interest-bearing deposits	400,256	372,493	347,085	324,570	311,231
Other borrowings	52,437	42,077	52,506	47,666	45,146
Total interest-bearing liabilities	452,693	414,570	399,591	372,236	356,377

Demand deposits	87,275	85,334	79,220	80,089	79,107
Other non-interest bearing liabilities	11,416	12,527	12,693	11,524	11,075
Stockholders’ equity	43,398	44,655	46,156	46,227	46,262

YIELD/RATE
Loans and leases, net	6.19%	6.33%	6.55%	6.98%	7.46%
Investment securities	4.27%	4.00%	4.02%	3.97%	4.32%
Interest bearing deposits at banks	0.05%	0.06%	0.06%	0.71%	1.69%
Total interest-earning assets	5.88%	5.93%	6.14%	6.52%	6.95%
NOW	0.21%	0.29%	0.36%	0.46%	0.82%
Regular savings	0.99%	1.30%	1.53%	1.95%	1.74%
Muni-Vest savings	0.44%	0.68%	0.89%	1.70%	1.85%
Time deposits	2.85%	3.36%	3.44%	3.69%	3.83%
Total interest-bearing deposits	1.62%	1.96%	2.19%	2.65%	2.72%
Other borrowings	2.52%	2.82%	2.41%	3.13%	3.41%
Total interest-bearing liabilities	1.73%	2.05%	2.21%	2.71%	2.81%
Interest rate spread	4.15%	3.88%	3.93%	3.81%	4.14%
Contribution of interest-free funds	0.28%	0.37%	0.38%	0.51%	0.53%
Net interest margin	4.43%	4.25%	4.31%	4.32%	4.67%